Exhibit 16.1

T : (852) 3105 3983 F : (852) 3105 3887 E : info@arkcpa.com.hk

January 6, 2026

U.S. Securities & Exchange Commission

100 F Street, NE

Washington, DC 20549

U.S.A.

Ladies and Gentlemen,

We have read the statements concerning our firm contained in Form 6-K of YD Bio Limited dated and filed with the Securities and Exchange Commission on January 6, 2026, and are in agreement with the statements concerning our firm contained in the first, second and third paragraphs. We have no basis to agree or disagree with other statements contained therein.

Very truly yours

/s/ ARK Pro CPA & Co

ARK Pro CPA & Co

Hong Kong, China